Exhibit 18

April 27, 2010

Board of Directors

UAL Corporation

United Air Lines, Inc.

77 W. Wacker Drive

Chicago, Illinois 60601

Dear Sirs:

Note 2 of Combined Notes to the Condensed Consolidated Financial Statements of UAL Corporation and United Air Lines, Inc. (collectively, the “Company”) included in its Form 10-Q for the three month period ended March 31, 2010 describes a change in the method of accounting for expected expired miles within the Company’s frequent flyer program from a method of recognizing revenue related to expected expired miles over an estimated redemption period to a method of recognizing revenue related to expected expired miles as a component of the weighted average redemption rate as actual redemptions occur. There are no authoritative criteria for determining a ‘preferable’ method of accounting for breakage based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company, and therefore, we do not express any opinion on any financial statements of the Company.

Very truly yours,

/s/ Ernst & Young LLP